National Research Corporation
                      Quarterly Conference Call Talk Points
                For Quarter ending June 30, 2001 @August 8, 2001


MIKE HAYS
---------

         Welcome to the National Research Corporation conference call. I am Mike Hays, President of NRC. Joining me on the call today is Pat Beans, our CFO. We have many topics to cover today, including our revenue and earnings guidance for the year 2002. Before we start, however, I would like Pat to read the forward-looking statement. Pat.

PAT BEANS
---------

         This conference call includes "forward-looking" statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company's future results, please see the company's filings with the Securities and Exchange Commission.

         With that I will turn it back to you Mike.

MIKE HAYS
---------

         Thank you, Pat.

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         Let me now start with reviewing the second quarter. Revenue fell way short of estimates for the second quarter driving net earnings to $43,239, essentially a break even. The only anomaly from the expense side was some legal bills that hit in the second quarter related to Cap Gemini. Without the legal expense, net earnings would have been $208,239 or 6.2% on revenue of $3,368,000.

         Not all, but the vast majority of the shortfall resulted from postponement of revenue that was slated for the second quarter. This clearly created a short-term disappointment. The majority of this "timing effect" centers around a project that, given our decision to delay, is now bundled with its other components and is much enlarged. In fact, it could be NRC's largest project for 2002 and beyond, thus providing for sustainable long-term benefits. The benefit of delaying this project goes beyond the upside in revenue. This event will result in a major sustainable advantage for NRC in the market place by establishing NRC as the selected provider of satisfaction measurement for one of the largest healthcare systems in the world. We anticipate completion of negotiations and the official announcement of this multi-year-expanded contract to be made in the next 45 days.

         Adding to the short-term effects when comparing year-over-year revenue, one can see that on the surface revenue for second quarter 2001 was behind second quarter 2000. However, we must keep in mind, as reported to you in November last year, we exited a low margin product line that accounted for $1.2 million of the $4.6 million second quarter 2000 revenue.

         I am pleased, even given the low revenue in the second quarter, we did not lose money; we remained profitable and recorded a positive cash flow from operations. In fact, the first six months of 2001 cash flow from operations was $2.4 million compared to $536,000 for the first six months of 2000.

         Our guidance for the last half of 2001 that Pat will review, forecasts revenue of $12 million--a 30% plus growth from the combined 3rd and 4th quarters last year.

         NRC will continue this sustainable 30% growth rate for 2002 by achieving revenue of $26 million with corresponding earnings of 54 cents per share.

         I now would like to turn the call over to Pat to review our guidance for quarters three and four 2001 and the annual revenue and earnings forecast for 2002. Pat.

PAT BEANS
---------

         Thank you, Mike. We have talked about revenues, let me now talk about the expenses and cash flow for the 2nd quarter of 2001 and comments on the balance of 2001 and on the year 2002.

         During the 2nd quarter, direct expenses as a percentage of revenue stayed at 50% in 2001 compared to 2000. The margins proved to be sustainable even on lower revenues. We have been working very hard to keep improving our margins and the systems put in place during 2000 continue to provide efficiencies. In fact, the margins for the first six months improved over 2000 by more than 3 percentage points.

         We continue to maintain cost controls over the SG&A. SG&A decreased in total dollars for the 2nd quarter 2001 over the 2nd quarter 2000 by $93,000. The 2nd quarter of 2001 includes an additional $250,000 of legal expenses related to Cap Gemini. For the 1st six months of 2001, the SG&A is down $241,000. Without the additional legal expenses, the SG&A for the 1st six months would have been down over 20 percentage points for the year. We have not cut back on the sales and marketing expenses to accomplish this.

         The company is in a very strong financial position. Cash flow from operations for the 3 months ended June 30 was $1.140 million. For the 6 months ending June 30, it was $2.211 million compared to $536,000 for the first 6 months of 2000. The cash and short-term investments at June 30, 2001 were $7.2 million or over $1 per diluted share and with the projected cash flow from operations in 2002 the cash per share should be over $1.50 per diluted share.

         Looking at the guidance for the balance of 2001 and for the year 2002, we are currently experiencing a top-line revenue growth in the 30% range and see this continuing in 2002. Specifically, we are projecting that the last six months of 2001 we will have revenue of $12.250 million, a growth of 32.8% over 2000. Made up of $6.1 million in Q3 and $6.150 million in Q4 and will cumulate up to an EPS of $.28 cents for the last six months of 2001. Continuing this same growth into 2002, we have projected revenue of $26 million. For 2002, we have included no margin improvements for direct expenses but some additional improvement in the SG&A expenses. With these expense ratios, we believe that we can grow the bottom line EPS at rates equal to or greater than the top line. We are projecting 28 cent EPS for the last six months of 2001 and continuing this growth into 2002 with a 54-cent EPS. Combining both the top line and EPS growth into 2002 NRC will continue its historical strong cash flow from operations that will keep NRC in a very strong financial position.

         For the balance of the year 2001 and for 2002 we are keeping with past guidance and have not included any new revenue for DoctorGuide, but we have included the fixed expenses of the

DoctorGuide project. Any DoctorGuide revenue will only increase NRC's current projects.

         I would now turn the call back to Mike.

MIKE HAYS
---------

         Thank you, Pat.

         Before taking into account the DoctorGuide product line, returning to our 20 to 30% growth history is now a reality--not in the future, but underway in the current quarter for which we are forecasting 25% growth in EPS over quarter 3 2000 on $6.1 million in revenue.

         This projected growth is being driven by factors that took root last year and are sustainable. We have focused on larger projects for which QualPro is uniquely suited. A great example is a recently awarded project from Trinity Health System. Trinity is the third largest Catholic healthcare system and will, in 2002, represent one of NRC's five largest clients. NRC won this three-year exclusive partnership after Trinity's completion of a rigorous review process, which included well-known competitors. This process clearly documented NRC as the technical leader and second to none in its product offerings. These tangible points of differentiation are now proven to increase our closing ratio without being forced to compete on price.

         Healthcare Market Guide continues to broaden its client base and will for the first time be delivered in this current quarter utilizing NRC's web-based reporting and data base access tool. This delivery strategy will make possible unbundling the Healthcare Marketing Guide database into smaller parts, opening new markets for this syndicated product.

         The recently purchased Picker product line has also opened new markets which holds tremendous growth for NRC. Given the robust acceptance of these new market segments to the Picker product, including Academic Medical Centers and State Hospital Associations, we are now anticipating our pre-acquisition revenue estimates to be surpassed. The Picker product line has also re-energized our sales force that literally views every hospital in the nation now "in play." You see, the Picker product is viewed by many as truly unique vis-a-vis any other firms' product offerings.

         From an operations perspective, the Picker integration was planned well and we followed that plan. No negative surprises have been experienced and the transition is essentially complete.

         Switching topics to DoctorGuide, the Cincinnati demonstration has gone well and the results on hundreds of Cincinnati physicians will be available to consumers in the next few weeks. Portland, NRC's first demonstration market, continues growth in consumer's use of the results still after six months of their release. We are targeting five major markets for the next phase of the rollout.

         However, that number may increase given the momentum surrounding DoctorGuide received a nationwide push this last quarter with the announcement by a major California health plan to shift from cost to patient satisfaction as the basis for physician bonus pay outs. The outcome of this news has stimulated many other health plans to consider following that lead. If so, DoctorGuide will roll out much faster.

         As you can see, we have been very busy. In addition to the already mentioned activities, in the second quarter, we launched a new product called the NRC HospitalGuide. This guide repackages a small proportion of the existing Healthcare Market Guide database. As you will recall, HCMG is NRC's syndicated product that is sold to hospitals. The portion of the HCMG that has consumer's rate each hospital in their respective market is now being used to create a rating or award for the top rated hospital in each of the top 60 markets. This award program provides for an award in each market for each of 10 different hospital "product lines" such as cardiac care and oncology.

         We have reached agreement with AOL to provide this Healthcare Market Guide information as content to their subscribers and in turn, are selling a promotion package, distributed through advertising agencies, to winning hospitals for an annual fee. The key selling point is the large subscriber base of AOL is creating interest among winning hospitals to link their web site to AOL's mention of their institution.

         It is too early to estimate the revenue, which, outside of our marketing costs, will represent very high margins given the HCMG data has already been collected.

         I would now like to open the call for questions if there are any.

                                     ******

         In closing, we are not projecting 30% growth to commence some time in the distant future -- rather, it is taking place in the current quarter and will sustain itself in the many, many quarters that follow.